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                                                                     Exhibit 4.1

             ARTICLES OF AMENDMENT PURSUANT TO SECTION 607.0602 OF
                      THE FLORIDA BUSINESS CORPORATION ACT

                AMENDED AND RESTATED CERTIFICATE OF DESIGNATION,
                      PREFERENCES, RIGHTS AND LIMITATIONS

                                       OF

              SERIES A1 CONVERTIBLE PREFERRED STOCK, $.01 PAR VALUE

                                       OF

                                 MAREX.COM, INC.


MAREX.COM, INC., F/K/A AFFILIATED NETWORKS, INC., hereafter called the "Company," a corporation organized and existing under the Florida Business Corporation Act, does hereby certify that, pursuant to the authority conferred upon the Board of Directors of the Company (the "Board of Directors") by the Amended and Restated Articles of Incorporation of the Company (the "Articles of Incorporation"), and pursuant to the provisions of ss.607.0602 of the Florida Business Corporation Act, said Board of Directors, by actions duly taken on February 25, 2000, adopted resolutions designating, creating, authorizing and providing for the issuance of a series of preferred stock, par value $0.01 per share, to be designated as Series A1 Convertible Preferred Stock, and, by actions duly taken on March 2, 2000, increased the number of authorized shares of the Series A1 Convertible Preferred Stock to 430,000. These actions did not require a shareholder action and were authorized by all necessary actions of the Board of Directors. This Amended and Restated Certificate of Designation is intended to supersede the original Certificate of Designation for the Series A1 Convertible Preferred Stock. The Series A1 Convertible Preferred Stock has the following designation, preferences, rights and limitations:


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               AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF
                      SERIES A1 CONVERTIBLE PREFERRED STOCK
                               OF MAREX.COM, INC.


         1. DESIGNATION, AMOUNT, PAR VALUE, STATED VALUE, RANK AND CERTAIN DEFINED TERMS.

            a. The preferred stock authorized under this Certificate of Designation shall be designated as the Series A1 Convertible Preferred Stock (the "SERIES A1 PREFERRED STOCK"), and the number of shares so designated shall be 430,000, subject to adjustment for any stock splits, stock dividends or similar transactions affecting the Series A1 Preferred Stock. Each share of Series A1 Preferred Stock, par value .01 per share, shall have a stated value of $100.00 per share (the "STATED VALUE").

            b. The Series A1 Preferred Stock shall rank senior to all classes of Common Stock and senior to or PARI PASSU with each other series of preferred stock or class of other capital stock or instruments of the Company convertible into Common Stock of the Company with respect to dividend distributions, redemptions and distributions upon Liquidation.

            c. Certain terms used herein are defined in Section 10 hereof.

         2. DIVIDENDS. The Holders of the Series A1 Preferred Stock shall be entitled to receive dividends, whether in cash, property or otherwise (other than dividends payable solely in shares of Common Stock), out of any assets legally available therefor, ratably with any declaration or payment of any dividend to any Junior Securities of the Company, when, as and if declared by the Board of Directors, in an amount per share equal to that which the Holders would have been entitled had they converted such shares of Series A1 Preferred Stock into Common Stock immediately prior to the payment of such dividends. No rights to any dividends shall otherwise accrue to the Holders of the Series A1 Preferred Stock unless declared by the Board of Directors.

         3. LIQUIDATION.

            a. Upon any Liquidation, the Holders of record of the Series A1 Preferred Stock shall be entitled to receive, out of the assets of the Company and before any distribution or payment is made upon any Junior Securities, for each share of Series A1 Preferred Stock, an amount per share equal to the lesser of (i) the Stated Value or (ii) the assets of the Company available for distribution to its stockholders, distributed ratably among the Holders of the outstanding Series A1 Preferred Stock (determined on an "as converted" basis) and the holders of all of the outstanding capital stock of the Company.

            b. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.




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         4. VOTING RIGHTS.

            a. GENERAL VOTING RIGHTS. Each Holder shall have the right to one vote for each share of Common Stock into which the shares Series A1 Preferred Stock owned by such Holder could then be converted, and with respect to such vote, such Holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders' meeting in accordance with the charter documents of the Company, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A1 Preferred Stock held by each Holder could be converted) shall be rounded to the nearest whole number.

            b. CERTAIN LIMITATIONS. As long as any shares of Series A1 Preferred Stock are outstanding, the Company shall not, and shall cause its subsidiaries not to, without the affirmative vote or consent of the Holders of 90% of the shares of the Series A1 Preferred Stock then outstanding (or, with respect to clause (iv) only, 75% of the shares of the Series A1 Preferred Stock then outstanding) (with shares held by the Company or any of its Affiliates not being considered to be outstanding for this purpose) voting or consenting, as the case may be, as one class:


                  (i) amend or otherwise alter this Certificate of Designation in any manner that adversely affects the absolute or relative rights, powers, preferences, privileges or voting rights given to the Series A1 Preferred Stock;


                  (ii) amend or otherwise alter the Articles of Incorporation, bylaws or other charter documents of the Company so as to affect adversely the absolute or relative powers, preferences or rights of the Series A1 Preferred Stock;


                  (iii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A1 Preferred Stock;


                  (iv) sell all or substantially all of its assets;


                  (v) avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Company under this Certificate of Designation; or


                  (vi) enter into any agreement with respect to the foregoing.


         5. CONVERSION.

            a. OPTIONAL CONVERSION. Each share of Series A1 Preferred Stock shall be convertible, at the option of the Holder thereof, at any time after Original Issue Date, into that number of fully paid and non-assessable shares of Common Stock as is determined by the quotient of (i) the Stated Value over (ii) the per share Conversion Price in effect at the time of conversion, determined as hereinafter provided. The initial per share Conversion Price shall be $13.00, subject to adjustment from time to time as provided herein (the "CONVERSION PRICE").




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            b. AUTOMATIC CONVERSION.

                  (i) Upon the completion of a QPO, all shares of Series A1 Preferred Stock then outstanding shall, by virtue of and simultaneously with such QPO and without any action on the part of the Holders or the Company, be automatically converted into that number of fully paid and non-assessable shares of Common Stock into which such shares of Series A1 Preferred Stock would have been convertible in the event of an optional conversion at such time pursuant to Section 5(a) hereof.

                  (ii) Following the one-year anniversary of the date that Securities and Exchange Commission declares effective the Initial Registration Statement (as defined in the Registration Rights Agreement), if the Per Share Market Value exceeds 200% of the then effective Conversion Price for a period of twenty (20) consecutive Trading Days (the "TRIGGERING EVENT") all shares of Series A1 Preferred Stock then outstanding shall, by virtue of and simultaneously with such Triggering Event and without any action on the part of the Holders or the Company, be automatically converted into that number of fully paid and non-assessable shares of Common Stock into which such shares of Series A1 Preferred Stock would have been convertible in the event of an optional conversion at such time pursuant to Section 5(a) hereof; PROVIDED, HOWEVER, that such Triggering Event shall not trigger the automatic conversion of the Series A1 Preferred Stock into Common Stock unless (i) (a) any Registration Statement required to be filed and be effective pursuant to the Registration Rights Agreement is then in effect and has been in effect and sales of all of the Underlying Shares can be made thereunder for at least five (5) Business Days prior to the Triggering Event or (b) the Underlying Shares are able to be sold without registration pursuant to Rule 144(k) promulgated under the Exchange Act, (ii) the Company has a sufficient number of authorized shares of Common Stock reserved for issuance upon full conversion of the Series A1 Preferred Stock at the then applicable Conversion Price and (iii) the Company is not then in breach of Section 5(c) hereof.

            c. MECHANICS OF CONVERSION. A Holder shall effect conversions by surrendering to the Company, or to the Company's transfer agent, the certificate or certificates representing the shares of Series A1 Preferred Stock to be converted, together with a copy of the form of conversion notice attached hereto as EXHIBIT A (the "CONVERSION NOTICE"). Each Conversion Notice shall specify the Holder, the name or names in which the certificate or certificates for shares of Common Stock are to be issued, the number of shares of Series A1 Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice by facsimile (the "CONVERSION DATE"). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is deemed delivered pursuant to Section 11. The Company shall, within three (3) Trading Days after the receipt of the Conversion Notice, cause to be delivered to the Holder, or to such Holder's nominee or nominees, (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required pursuant to the Purchase Agreement or otherwise required by law) representing the number of shares of Common Stock being acquired upon the conversion of shares of Series A1 Preferred Stock and (ii) if the Holder is converting less than all the shares of Series A1 Preferred Stock represented by the certificate or certificates tendered by the Holder with the





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Conversion Notice, one or more certificates representing the number of shares of
Series A1 Preferred Stock not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Conversion Date. Upon request of the Holder, and in compliance with the provisions hereof, in lieu of physical delivery of the shares of Common Stock, provided the Company's transfer agent is participating in the Depositary Trust Company ("DTC") Fast Automated Securities Transfer
(FAST) program, the Company shall use its best efforts to cause its transfer agent to electronically transmit any certificate or certificates required to be delivered to the Holder (or the Holder's nominee) under this Section 5 by crediting the account of the Holder's (or the Holder's nominee's) Prime Broker with DTC through its Deposit Withdrawal Agent Commission system. The time period for delivery described herein shall apply to any such electronic transmittals.
If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the applicable Holder by the tenth (10th) Trading Day after the Conversion Date, the Holder shall be entitled at any time on or before its receipt of such certificate or certificates thereafter to rescind such conversion by written notice to the Company, in which event the Company shall immediately return the certificates representing the shares of Series A1 Preferred Stock for which Common Stock was not delivered pursuant to such conversion.

            d. FAILURE TO CONVERT. If the Company fails to deliver to the Holder (or to the Holder's nominee) such certificate or certificates pursuant to this
Section 5 on or prior to the seventh (7th) Trading Day after the Conversion Date (the "DELIVERY DATE"), in addition to all other remedies that such Holder may pursue hereunder or under the Purchase Agreement, the Company shall pay to such Holder upon demand an amount in cash equal to the product of (a) the number of shares of Common Stock required to be issued upon conversion of such shares of Series A1 Preferred Stock, (b) the Per Share Market Value on the Conversion Date, (c) the number of days after the three (3) Trading Day period referred to in Section 5(c) that the Company fails to deliver such certificates and (d)
 .005. For the avoidance of doubt, no Holder shall be entitled to any such payment if the Company delivers to such Holder a certificate or certificates representing the total number of shares of Common Stock being acquired upon conversion of such shares of Series A1 Preferred Stock prior to the Delivery Date.

         6. RESERVATION OF SHARES. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of issuance upon conversion of the Series A1 Preferred Stock and free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of Series A1 Preferred Stock, not less than 100% of such number of shares of Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments of Section 7 hereof) upon the conversion of all outstanding shares of Series A1 Preferred Stock (without regard to any limitations on conversion). The Company shall, from time to time in accordance with Florida law, take all steps necessary to increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of the Series A1 Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued and fully paid, nonassessable and, subsequent to the effectiveness of the Initial Registration Statement (as defined in the Registration Rights





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Agreement) and other than any restrictions that may be imposed thereon by the
Holder thereof, freely tradable.

         7. ADJUSTMENT OF CONVERSION PRICE.

            a. COMMON STOCK DIVIDENDS; COMMON STOCK SPLITS; RECLASSIFICATION. If the Company, at any time after the Original Issue Date (i) shall pay or make a stock dividend on its Common Stock in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock into a larger number of shares or (iii) issue by reclassification of shares of Common Stock any shares of Common Stock of the Company, then the Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this
Section 7(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or re-classification.

            b. RIGHTS; WARRANTS. If the Company, at any time after the Original Issue Date, shall fix a record date for the issuance of rights, options, warrants or other securities to the holders of its Common Stock entitling them to subscribe for or purchase, exchange for, convert into or otherwise acquire shares of Common Stock, or any stock or other securities convertible into or exchangeable for Common Stock, for no consideration or for a price per share less than the Conversion Price, then the Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance or sale plus the number of shares of Common Stock which the aggregate consideration received by the Company would purchase at the Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance or sale plus the number of additional shares of Common Stock offered for subscription, purchase, conversion, exchange or acquisition, as the case may be. Such adjustment shall be made whenever such rights, options, warrants or other securities are issued, and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights, options, warrants or other securities.

            c. SUBSCRIPTION RIGHTS. If the Company, at any time after the Original Issue Date, shall fix a record date for the distribution to holders of Common Stock evidence of its indebtedness or assets or rights, options, warrants or other securities entitling them to subscribe for or purchase, convert into, exchange for or otherwise acquire any security (excluding those referred to in Sections 7(a) and (b) hereof), then in each such case the Conversion Price at which the Series A1 Preferred Stock shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the Conversion Price on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith, and the denominator of which shall be the Conversion Price as of such record date; PROVIDED, HOWEVER, that in the event of a distribution exceeding ten percent (10%) of the net assets of the





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Company, such fair market value shall be determined by an Appraiser selected in good faith by the Holders of the Series A1 Preferred Stock; and PROVIDED, FURTHER, that the Company, after receipt of the determination by such Appraiser, shall have the right to select in good faith an additional Appraiser meeting the same qualifications, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

            d. RECORD DATE. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, rights, options, warrants or other securities or (ii) to subscribe for or purchase Common Stock, rights, options, warrants or other securities, then, for the purposes of this Section 7, such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

            e. NOTICE OF ADJUSTMENT. Whenever the Conversion Price is adjusted pursuant to this Section 7 the Company shall promptly deliver to the Holders a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Such notice shall be signed by the chairman, president or chief financial officer of the Company.

            f. ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time after the Original Issue Date the Common Stock issuable upon the conversion of the Series A1 Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision of its Common Stock or dividend on it shares of Common Stock paid in shares of Common Stock, and other than a reorganization, merger or consolidation provided for elsewhere in this Section 7), in any such event each Holder of Series A1 Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change with respect to the maximum number of shares of Common Stock into which such shares of Series A1 Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof.

            g. REORGANIZATIONS, MERGERS OR CONSOLIDATIONS. If at any time after the Original Issue Date the Common Stock is converted into other securities or property, whether pursuant to a reorganization, merger, consolidation or otherwise (other than a recapitalization, subdivision, reclassification, exchange or substitution of shares provided for elsewhere in this Section 7), as a part of such transaction, provision shall be made so that the Holders of the Series A1 Preferred Stock shall thereafter be entitled to receive upon conversion thereof the number of shares of stock or other securities or property to which a holder of the maximum number of shares of Common Stock deliverable upon conversion would have been entitled in connection with such





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transaction, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7 with respect to the rights of the Holders Series A1 Preferred Stock after such transaction to the end that the provisions of this Section 7 (including adjustment of the Series A1 Conversion Price then in effect and the number of shares issuable upon conversion of the Series A1 Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable. The Company shall not be a party to any reorganization, merger or consolidation in which the Company is not the surviving entity unless the entity surviving such transaction assumes all of the Company's obligations hereunder.

            h. ISSUANCES BELOW CONVERSION PRICE. If the Company, at any time when any shares of Series A1 Preferred Stock are outstanding, takes any of the actions described in this Section 7(h), the majority of the Holders shall have the right to amend this Certificate of Designation as set forth below:

                  (i) issues or sells, or is deemed to have issued or sold, any Common Stock (other than Excluded Securities);

                  (ii) in any manner grants, issues or sells any rights, options, warrants, options to subscribe for or to purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (other than any Excluded Securities) (such rights, options or warrants being herein called "OPTIONS" and such convertible or exchangeable stock or securities being herein called "CONVERTIBLE SECURITIES"); or

                  (iii) in any manner issues or sells any Convertible
         Securities;

for (a) with respect to paragraph (h)(i), above, a price per share, or (b) with respect to paragraphs h(ii) or h(iii), above, a price per share for which Common Stock issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is, less than the Conversion Price in effect immediately prior to such issuance or sale, then, immediately after such issuance, sale or grant, the majority of the Holders shall have the right to amend the issuance terms of the Common Stock issuable upon conversion of the shares of Series A1 Preferred Stock (including adjustment of the Conversion Price) so that the issuance terms hereof are equivalent to the issuance terms of such offering. No modification of the issuance terms shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Options or Convertible Securities. If there is a change at any time in (i) the exercise price provided for in any Options, (ii) the additional consideration, if any, payable upon the issuance, conversion or exchange of any Convertible Securities or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock, then immediately after such change the Holders shall have the right to amend the issuance terms of such Common Stock issuable upon conversion of the shares of Series A1 Preferred Stock accordingly, including, without limitation, by reducing the Conversion Price in effect to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed exercise price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold; provided that no





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adjustment shall be made if such adjustment would result in an increase of the
Conversion Price then in effect.

            i. EFFECT ON CONVERSION PRICE OF CERTAIN EVENTS. For purposes of determining the adjusted Conversion Price under Section 7(h), the following shall be applicable:

                  (i) CALCULATION OF CONSIDERATION RECEIVED. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor, without deducting any expenses paid or incurred by the Company or any commissions or compensations paid or concessions or discounts allowed to underwriters, dealers or others performing similar services in connection with such issue or sale. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities listed or quoted on a National Market, in which case the amount of consideration received by the Company will be the arithmetic average of the closing sale price of such security for the five (5) consecutive Trading Days immediately preceding the date of receipt thereof. In case any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities listed or quoted on a National Market will be determined jointly by the Company and the Holders of a majority of the shares of Series A1 Preferred Stock then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "VALUATION EVENT"), the fair value of such consideration will be determined within forty-eight (48) hours of the tenth (10th) day following the Valuation Event by an Appraiser selected in good faith by the Company, and agreed upon in good faith by the Holders of a majority of the shares of Series A1 Preferred Stock then outstanding. The determination of such Appraiser shall be binding upon all parties absent manifest error.

                  (ii) INTEGRATED TRANSACTIONS. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto the aggregate consideration of the Options shall be determined by an Appraiser selected mutually, in good faith, by the Holders of a majority in interest of the shares of the Series A1 Preferred Stock and the Company.

            j. NOTICE OF CERTAIN EVENTS. If:

                  (i) the Company shall declare a dividend (or any other distribution) on its Common Stock;




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                  (ii) the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock;

                  (iii) the Company shall authorize the granting to the holders of its Common Stock rights, options or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights;

                  (iv) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Common Stock or any Change of Control Transaction; or

                  (v) the Company shall authorize the Liquidation of the affairs of the Company;

then the Company shall cause to be delivered to the Holders at the address specified herein, at least 15 (fifteen) calendar days prior to the applicable record or effective date hereinafter specified, a notice (provided such notice shall not include any material non-public information) stating (a) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, or granting of options, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights, options or warrants are to be determined or (b) the date on which such reclassification, Liquidation or Change of Control Transaction is expected to become effective or close, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable in connection with such reclassification or Change of Control Transaction. Nothing herein shall prohibit the Holders from converting shares of Series A1 Preferred Stock held by such Holder during the 15-day period commencing on the date of such notice to the effective date of the event triggering such notice.

            k. ADJUSTMENT IN THE NUMBER OF SHARES. For the avoidance of doubt, upon each adjustment in the Conversion Price pursuant to any provision of this
Section 7 the number of shares of Common Stock purchasable hereunder shall be adjusted, to the nearest 1/100th of a whole share, to the product obtained by multiplying such number of shares purchasable immediately prior to such adjustment in the Conversion Price by a fraction, the numerator of which shall be the Conversion Price immediately prior to such adjustment and the denominator of which shall be the Conversion Price immediately thereafter.

            l. ROUNDING. All calculations under this Section 7 shall be made to the nearest cent or the nearest l/l00th of a share, as the case may be.

            m. INCREASE OF CONVERSION PRICE. In the event that (i) each of the conditions set forth in Section 4.2(b) of the Purchase Agreement have been satisfied or waived by the Holders, (ii) the documents and certificates set forth in Section 4.2(c) of the Purchase Agreement have been delivered or the delivery thereof has been waived by the Holders and (iii) the Holders fail to consummate the Second Closing (as defined in the Purchase Agreement), then the Conversion Price shall be increased to $16.00 per share (subject to stock splits, reclassifications and other similar transactions).







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            n. OTHER EVENTS. If the Company grants any stock appreciation rights, phantom stock rights or other rights with equity features (excluding the issuance of any Excluded Securities) that adversely affects the rights of any holder of the Series A1 Preferred Stock occurs but is not expressly provided for by Section 7 hereof then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holders or assigns; PROVIDED, HOWEVER, that no such adjustment will increase the Conversion Price. In no event, other than as set forth in Section 7(m) hereof, shall the Conversion Price be greater than the Conversion Price on the Original Issue Date.

            o. TREASURY SHARES. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, if any, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock by the Company.

         8. RESTRICTION ON CONVERSION BY EITHER THE HOLDER OR THE COMPANY. Notwithstanding anything herein to the contrary, and except as provided in Sections 5(b) and 9(b) hereof, in no event shall any Holder or the Company have the right or be required to convert shares of Series A1 Preferred Stock if as a result of such conversion the aggregate number of shares of Common Stock beneficially owned by such Holder and its Affiliates would exceed 4.99% of the outstanding shares of the Common Stock following such conversion. For purposes of this Section 8, beneficial ownership shall be calculated in accordance with
Section 13(d) of the Exchange Act. The provisions of this Section 8 may be waived by a Holder as to itself (and solely as to itself) upon not less than sixty-five (65) days prior written notice to the Company, and the provisions of this Section 8 shall continue to apply until such 65th day (or later, if stated in the notice of waiver).

         9. REDEMPTION. MANDATORY REDEMPTION. In case of (a) the Company's notice to any Holder of the Series A1 Preferred Stock, including by way of public announcement, at any time, of its intention, for any reason, not to comply with proper requests for the conversion of any shares of Series A1 Preferred Stock into shares of Common Stock or (b) the Company's refusal to honor a duly executed Conversion Notice delivered pursuant to Section 5 hereof (each, a "REDEMPTION EVENT") each Holder shall have the option to require the Company to redeem, from funds legally available therefor at the time of such redemption, its shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such Holder's Series A1 Preferred Stock at a price (the "REDEMPTION PRICE") equal to, at the option of such Holder, (i) the product of (A) the Per Share Market Value on the date the Redemption Event or, at the option of the Holder, on the date immediately preceding the date of payment in full by the Company of the Redemption Price (the "DETERMINATION DATE"), and (B) the number of shares of Common Stock into which the Series A1 Preferred Stock is convertible as of such Determination Date or (ii) the product of (A) the Stated Value and (B) the number of shares Preferred Stock then held by such Holder. The Company shall pay the applicable Redemption Price to the Holder of the shares of Series A1 Preferred Stock being redeemed in cash on the Redemption Date. If the Company shall fail to pay the applicable Redemption Price to such Holder on the Redemption Date, in addition to any remedy such Holder may have under this Certificate of Designation and the Purchase Agreement, such unpaid amount shall bear interest at the rate of 1.0% per month until paid in full.

         10. DEFINITIONS. For the purposes hereof, the following terms shall have the following meanings:

         "AFFILIATE" means, with respect to any Person, (i) any other Person of which securities or other ownership interests representing more than fifty percent (50%) of the voting interests are, at the time such determination is being made, owned, Controlled or held, directly or indirectly, by such Person, or (ii) any other Person which, at the time such determination is being made, is Controlling, Controlled by or under common Control with, such Person. As used herein, "CONTROL", whether used as a noun or verb, refers to the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a Person, whether through the ownership of voting securities or otherwise.

         "APPRAISER" means a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing.

         "APPROVED STOCK PLAN" means any contract, plan or agreement which has been approved by the Board of Directors of the Company or committee thereof, pursuant to which the Company's securities may be issued to any employee, officer or director of the Company; PROVIDED, that such issuance or issuances shall not exceed the greater of 35% of the Company's outstanding capital stock on the date thereof or 4,900,000 shares of Common Stock of the Company.

         "CHANGE OF CONTROL TRANSACTION" means the occurrence of any of (i) any acquisition or series of related acquisitions by any Person or "group" (as described in Section 13(d)(3) of the Exchange Act) of in excess of 50% of the voting power of the Company, (ii) the merger or consolidation of the Company with or into another Person, unless the holders of the Company's securities immediately prior to such transaction or series of related transactions continue to hold at least 50% of such securities following such transaction or series of related transactions, (iii) a sale, conveyance, lease, transfer or disposition of all or substantially all of the assets of the Company in one or a series of related transactions or (iv) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in clauses (i), (ii) or (iv).

         "COMMON STOCK" means the Company's common stock, $.01 par value per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

         "CONVERSION PRICE" has the meaning set forth in Section 5(a).

         "CONVERTIBLE SECURITIES" has the meaning set forth in Section 7(h)(ii).

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "EXCLUDED SECURITIES" means (i) shares of Common Stock issued or issuable pursuant to the terms of this Certificate of Designation and the Purchase Agreement, (ii) shares of Common Stock issued by the Company in connection with an Approved Stock Plan, (iii) shares of Common Stock (including options, rights and warrants) issuable upon the exercise of any options, rights or warrants outstanding as of February 29, 2000 or set forth on Schedule 2.1(c) of the Purchase Agreement, (iv) shares of Common Stock issued or deemed to be issued by the

Company in connection with a strategic acquisition, joint venture or investment by the Company of the assets or business, or division thereof, of another Person or (v) any other issuance of Common Stock, or any securities convertible into or exchangeable or exercisable for Common Stock, on any day after the Original Issue Date, in an amount fewer than 500,000 shares of Common Stock in the aggregate.

         "HOLDER" or "HOLDERS" means the holder or holders of the Series A1 Preferred Stock.

         "JUNIOR SECURITIES" means all classes of Common Stock and each other class of capital stock or preferred stock of the Company that is not, expressly by its terms, made senior to or PARI PASSU with the Series A1 Preferred Stock.

         "LIQUIDATION" means any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary.

         "NATIONAL MARKET" means the NASDAQ National Market, the NASDAQ SmallCap Market, the New York Stock Exchange and the American Stock Exchange.

         "OPTIONS" has the meaning set forth in Section 7(h)(ii) hereof.

         "ORIGINAL ISSUE DATE" shall mean the date of the first issuance of any shares of the Series A1 Preferred Stock, regardless of the number of transfers of any particular shares of Series A1 Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series A1 Preferred Stock, which date shall coincide with the First Closing Date, as defined in the Purchase Agreement.

         "OTCBB" means the OTC Bulletin Board of the National Association of Securities Dealers, Inc.

         "PER SHARE MARKET VALUE" means on any particular date (i) the closing bid price per share of the Common Stock on such date on (a) the OTCBB, as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its function of reporting prices) or (b) on the National Market on which the Common Stock is then listed or quoted, or, if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (ii) if the Common Stock is not then listed or quoted on the OTCBB or any National Market, the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the Holders of a majority in interest of the shares of the Series A1 Preferred Stock; PROVIDED, HOWEVER, that the Company, after receipt of the determination by such Appraiser, shall have the right to select, in good faith, an additional Appraiser, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser; and PROVIDED, FURTHER that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period.

         "PERSON" means a means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

         "PUBLIC OFFERING" means a public offering of the shares of Common Stock pursuant to an effective registration statement on Form S-1 or other appropriate form (or such successor form as then in effect), underwritten by a nationally recognized investment bank (as determined by the Company in good faith).

         "PURCHASE AGREEMENT" means the Securities Purchase Agreement, dated as of the Original Issue Date, among the Company and the original Holders of the Series A1 Preferred Stock.

         "QPO" means a Public Offering by the Company which raises gross proceeds to the Company of at least $50,000,000, at an effective price per share to the public of at least $26.00 as adjusted for stock splits, stock dividends or other similar transactions.

         "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated as of the Original Issue Date, by and among the Company and the original Holders.

         "REGISTRATION STATEMENT" has the meaning set forth in the Registration Rights Agreement.

         "STATED VALUE" has the meaning set forth in Section 1 hereof.

         "TRADING DAY" means any day on which the OTCBB or any National Market on which the Common Stock is then listed or quoted is open for trading.

         "UNDERLYING SHARES" means the shares of Common Stock into which the Series A1 Preferred Stock are convertible in accordance with the terms hereof.

         11. NOTICES. Except as otherwise provided in the event of conversion of shares of Series A1 Preferred Stock, all notices or other communications required hereunder shall be in writing and shall be deemed to have been received
(a) upon hand delivery (receipt acknowledged) or delivery by facsimile (with transmission confirmation report received and with additional mailing by express courier service made on the same day) at the address or number designated below (if received by 5:00 p.m. EST where such notice is to be received), or the first business day following such delivery (if received after 5:00 p.m. EST where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur; and shall be regarded as properly addressed if sent to (i) the Company, to Marex.com, Inc., 2701 S. Bayshore Drive, Fifth Floor, Coconut Grove, Florida, 33133, facsimile no.: (305) 285-0001, Attention: Chief Financial Officer and (ii) if the Holders, at their respective addresses set forth in the books and records of the Company, or such other address as any of the above may have furnished to the other parties in writing by registered mail, return receipt requested.

         12. LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any stock certificates representing the shares of Series A1 Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification (and, if required by the Company, the posting of a bond) undertaken by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of such certificates representing the shares of Series A1 Preferred Stock the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; PROVIDED, HOWEVER, the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Company to convert such Series A1 Preferred Stock into Common Stock.

         13. REMEDIES CHARACTERIZED; OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders of the Series A1 Preferred Stock and that the remedy at law in the event of any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders of the Series A1 Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

         14. SPECIFIC SHALL NOT LIMIT GENERAL; CONSTRUCTION. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all Purchasers (as defined in this Purchase Agreement) and shall not be construed against any Person as the drafter hereof.

         15. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of a Holder of Series A1 Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

         16. FRACTIONAL SHARES. Upon a conversion hereunder, the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder of a share of Series A1 Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

         17. PAYMENT OF TAX UPON ISSUE OF TRANSFER. The issuance of certificates for shares of the Common Stock upon conversion of the Series A1 Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders so converted, and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid or is not payable.

         18. SHARES OWNED BY COMPANY DEEMED NOT OUTSTANDING. In determining whether the Holders of the outstanding shares of Series A1 Preferred Stock have concurred in any direction, consent or waiver under this Certificate of Designation, shares of Series A1 Preferred Stock which are owned by the Company or any other obligor thereof shall be disregarded and deemed not to be outstanding for the purpose of any such determination; PROVIDED, that any Series A1 Preferred Stock owned by the Holders shall be deemed outstanding for purposes of making such a determination. Shares of the Series A1 Preferred Stock so owned which have been pledged in good faith may be regarded as outstanding if (i) the pledgee establishes to the satisfaction of the Holders and the Company the pledgee's right so to act with respect to such shares and (ii) the pledgee is not the Company or any other obligor of the Company.

         19. COMMUNICATIONS. The Holders of the Series A1 Preferred Stock shall be entitled to receive, and the Company shall deliver pursuant to Section 11 hereof, all communications sent by the Company to the holders of the Common Stock.

         20. REACQUIRED SHARES. Any shares of Series A1 Preferred Stock redeemed, purchased, converted or otherwise acquired by the Company in any manner whatsoever shall not be reissued as part of the Company's Series A1 Preferred Stock and shall be retired promptly after the acquisition thereof. All such shares shall become, upon their retirement (and the filing of any certificate required in connection therewith pursuant to the Florida Business Corporation Act), authorized but unissued shares of preferred stock of the Company.

         21. REGISTRATION OF TRANSFER. The Company shall keep at its principal office a register for the registration of the transfers of shares of Series A1 Preferred Stock. Upon the surrender of any certificate representing shares of Series A1 Preferred Stock at such place, the Company shall, at the request of the record Holder of such certificate, execute and deliver (at the Company's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the Holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

         22. NO IMPAIRMENT. The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, intentionally take any action to avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions hereof and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Series A1 Preferred Stock against impairment.

         23. EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction hereof.




                                       ***



(signature on following page)

                  IN WITNESS WHEREOF, Marex.com, Inc. has caused this Amended and Restated Certificate of Designation to be signed by its President on this 16th day of March, 2000.





                                              By: /s/ David A. Schwedel
                                                 -------------------------------
                                                 Name: David A. Schwedel
                                                 Title: President

                                    EXHIBIT A

                              NOTICE OF CONVERSION
                            AT THE ELECTION OF HOLDER

(TO BE EXECUTED BY THE REGISTERED HOLDER IN
ORDER TO CONVERT SHARES OF SERIES A1 PREFERRED
STOCK)

         The undersigned hereby elects to convert the number of shares of Series A1 Convertible Preferred Stock indicated below, into shares of common stock, par value $.01 per share (the "Common Stock"), of Marex.com, Inc. (the "COMPANY") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

                         --------------------------------------------
                         Date to Effect Conversion


                         --------------------------------------------
                         Number of shares of Series A1 Preferred Stock to be Converted


                         --------------------------------------------
                         Number of shares of Common Stock to be Issued


                         --------------------------------------------
                         Applicable Conversion Price


                         --------------------------------------------


                         --------------------------------------------
                         Name and Address of Person to whom Shares of Common Stock are to be Issued


                         --------------------------------------------
                         Signature


                         --------------------------------------------
                         Name


                         --------------------------------------------
                         Address